EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Thomas J. Ahmann
Chief Financial Officer
Phone: 712-264-4100

GREAT LAKES AVIATION ANNOUNCES NEW $20 MILLION
REVOLVING LINE OF CREDIT.

SPENCER, Iowa—Jan 11, 2000—Great Lakes Aviation, Ltd. (NASDAQ:GLUX) today announced that it has entered into a $20 million revolving credit facility with Coast Business Credit, a division of Southern Pacific Bank of Los Angeles, California.

The credit facility bears interest at the greater of 8% or the prime rate plus 1/2% and is effective through December 31, 2002 with options to extend the agreement. Borrowings are limited by certain eligible accounts receivable and are collateralized primarily by accounts receivable.

"We are pleased to have Coast Business Credit as our new financing partner," said Douglas G. Voss, the Company's President and Chief Executive Officer. "This $20 million credit facility allows us to restructure and settle other short-term indebtedness as well as provide an increase in working capital. With this credit facility in place, management can now focus on our continuing efforts to improve operating performance and profitability."

Great Lakes Aviation, Ltd. operates under the United Express marketing identity in conjunction with a code-sharing agreement with United Airlines. The Company provides scheduled passenger service to 64 cities in fourteen states with a fleet of eight Embraer EMB-120 Brasilias and 40 Raytheon/Beech 1900D regional airliners.

Additional company information is available on its web site which may be accessed at www.greatlakesav.com.